We, National Life Insurance Company, agree to pay the Death Benefit to the Beneficiary, subject to the terms of this policy, when we receive at our Home Office due proof that the Insured died while this policy was in force.

Flexible Premium Adjustable Benefit Variable Life Insurance. Flexible premiums are payable through the end of the
Premium Payment Period or until the death of the Insured. The adjustable Death Benefit is payable upon the death of the Insured. This policy is non-participating.

The amount and duration of the Death Benefit may increase or decrease daily, as described in the DEATH
BENEFIT AND POLICY CHANGES section of this policy. The dollar amount of the Death Benefit is not guaranteed.

The Cash Surrender Value of this policy is dependent on the Accumulated Value in the Separate Account, which fluctuates according to the investment experience of the Sub-Accounts of the Separate Account chosen by the
Owner. The Cash Surrender Value may increase or decrease daily, and is not guaranteed as to dollar amount.

Right to Review Policy. This policy may be returned to us at any time prior to the end of the tenth day following its receipt by the Owner. The policy may be returned in person or by mail to us or to the agent through whom it was bought. Upon such return, we will refund any premiums paid, and the policy will be deemed void as of its Date of
Issue.

Effective Date:	1/2008

Policy Number:	9000001
Face Amount:	$100,000

Insured:	Ethan Allen
Issue Age:	35

Owner:	Peter Allen
Beneficiary:	As stated in the application unless later changed.
1
2
/
0

The data and the terms on this and all following pages are part of this policy.

This policy is a legal contract between the policy Owner and National Life Insurance Company. READ YOUR
POLICY CAREFULLY.

Signed for National Life Insurance Company at Montpelier, Vermont, as of the Effective Date, by

Chairman, President & CEO

Registrar

8566(1008)

GENERAL TERMS OF THIS POLICY		INVESTMENT
Consideration	1	General Account	14
Entire Contract	1	Interest Rates Credited to the
		Accumulated Value in the General
Representations	1	Account	14
Incontestability	1	Separate Account	14
Policy Effective Dates	2	Sub-Accounts	15
Policy Months, Years and		Valuation	16
Anniversaries	2
		Transfers	16
	2
Misstatement of Age
		POLICY VALUES
Valuation Date and Valuation Period	3
Interest Rates	3	Accumulated Value of the Policy	17
		Accumulated Value in the General
Attained Age	3	Account	17
Payment of Benefits	3	Accumulated Value in the Separate
Postponement of Benefits	3	Account	17
Basis of Values	4	Accumulated Value in a Sub-Account	18
Notices	4	Units in a Sub-Account	18
Annual Report	5	Unit Value	18
Projection Report	5	Net Investment Factor	18
ROLES IN THIS POLICY		Cash Surrender Value	19
Owner	5	Surrender Charges	19
Insured	5	CHARGES AGAINST THE ACCUMULATED
Beneficiary	6	VALUE
Trust Beneficiary	6	Tax Charge	19
Change of Beneficiary	6	Monthly Deduction	20
Assignments	7	Cost of Insurance Charge	20
Spendthrift Provision	7	Transfer Charge	21
PREMIUMS		Dollar Cost Averaging	22
Policy Protection Period	7	Portfolio Rebalancing	23
Payment of Premiums	7	WITHDRAWALS
Net Premium	8	Withdrawal Charge	24
Premium Allocation	8	Allocation of Withdrawals	24
Grace Period	9	POLICY LOANS
Reinstatement	10	Policy Loans	25
DEATH BENEFIT AND POLICY CHANGES		Loan Value	25
Death Benefit	11	Loan Interest Rate	25
Death Benefit Options	11	General Loan Terms	25
Changes in Face Amount and Death		Allocation of Policy Loans	26
Benefit Option	12
Suicide Limitation	13
8567(1008)		- I -

INDEX

SECTION	PAGE

PAYMENT OPTIONS
Option Effective Date	26
General Payment Option Terms	27
Choice of Option	27
Change of Payment Option	27
Lump Sum Removal of Proceeds
Applied Under a Payment Option 27
Option 1 -Payment of Interest Only 28
Option 2 -Payments for a Stated
Time	28
Option 3 -Payments for Life	29
Option 4 -Payments of a Stated
Amount	31
Option 5 - Life Annuity	31
Option 6 - Joint and Two-Thirds
Annuity	31
Option 7 - 50% Survivor Annuity	32

Any riders and Endorsements and a copy of the
application, follow page 33

8566(1008)

-II-

We, National Life Insurance Company, agree to pay the Death Benefit to the Beneficiary, subject to the terms of this policy, when we receive at our Home Office due proof that the Insured died while this policy was in force.

GENERAL TERMS OF THIS POLICY

CONSIDERATION

This policy is issued in consideration of the application and payment of the first premium. We will incur no liability if no premium is paid.

ENTIRE CONTRACT

On the Effective Date the entire contract between the parties is this policy and a copy of the application and all riders and endorsements which are attached at issue. Any change of this contract must be written and may be made only by one of our authorized officers or registrars. We will send the Owner a copy of any application for a change which we approve. It and any additional Data Section shall become part of this contract on the effective date of such change.

REPRESENTATIONS

Any statement made by or for the Insured shall be deemed a representation and not a warranty. Unless such statement is in the attached application or in any subsequent application, it shall not be used to:

1. make this policy void; or
2. make any increase in Face Amount void; or
3. make any Reinstatement void; or
4. defend any claim.

INCONTESTABILITY

After this policy has been in force during the life of the Insured for two years from the
Effective Date of the policy, we will not contest it; however,

1. we may contest any increase in Face Amount for which an application is required until such increase has been in force during the life of the Insured for two years from its Effective Date; and
2. we may contest any Reinstatement until such Reinstatement has been in force during the life of the Insured for two years from its Effective Date.

National Life Insurance Company
One National Life Drive Montpelier, Vermont 05604 (802) 229-3333
8566(1008)	Page 1

POLICY EFFECTIVE
DATES

The insurance coverage goes into effect on the Effective Date shown in the Data Section.

Any increase in Face Amount for which an application is required shall become effective on the Monthly Policy Date on or next following the date we approve the application for such increase in Face Amount.

Any increase in Face Amount for which an application is not required shall become effective on the Monthly Policy Date on or next following the date we receive the request for such increase unless otherwise provided by the policy.

Any decrease in Face Amount requested shall become effective on the Monthly Policy Date on or next following the date we receive the request for such decrease.

Any Reinstatement of this policy shall become effective on the Monthly Policy Date on or next following the date we approve the application for Reinstatement.

Any change of Death Benefit Option shall become effective on the Monthly Policy Date on or next following the date we receive the request for such change.

POLICY MONTHS,
YEARS AND
ANNIVERSARIES

Policy Months, Years and Anniversaries shall be measured from the Effective Date. The
Monthly Policy Date shown in the Data Section occurs on the same day each month or on the last day of any month having no such date. The Effective Date is the first Monthly
Policy Date.

MISSTATEMENT OF
AGE OR SEX

The Issue Age shown in the Data Section is the age of the Insured on his or her birthday nearest to the Effective Date. It is based on the date of birth shown in the application.

If the age or sex of the Insured has been misstated, we will adjust the Face Amount based on the Monthly Deduction for the most recent Monthly Policy Date prior to the date we receive proof to our satisfaction of such misstatement. If the age or sex of the Insured has been misstated, the Accumulated Value will not be adjusted and any future Monthly
Deductions made will be based on the correct age or sex of the Insured. If the Insured has died, we will adjust the Face Amount as of the last Monthly Policy Date prior to the
Insured’s death.

National Life Insurance Company
One National Life Drive	Montpelier, Vermont 05604 (802) 229-3333
8566(1008)		Page 2

VALUATION DATE
AND VALUATION
PERIOD

A Valuation Date is each day that the New York Stock Exchange is customarily open for trading, except for any day on which trading is restricted by directive of the Securities and
Exchange Commission.

A Valuation Period is the period between two successive Valuation Dates.

INTEREST RATES

All interest rates stated in this policy are effective annual rates.

ATTAINED AGE

The Attained Age of the Insured on any date is the Issue Age shown in the Data Section plus the number of Policy Years and Months which have passed since the Effective Date.

PAYMENT OF
BENEFITS

We will pay all benefits under this policy at our Home Office. Before payment of any
Death Benefit we may investigate the death.

POSTPONEMENT OF
BENEFITS

We will pay any amounts which are payable as a result of Cash Surrender, Withdrawals, or
Policy Loans and which are allocated to the Separate Account within seven days after we receive written request in a form satisfactory to us. However, determination and payment of any amount payable from the Separate Account may be postponed whenever:

1. the New York Stock Exchange is closed, or trading on the New York Stock
Exchange is restricted by directive of the Securities and Exchange Commission; or
2. the Securities and Exchange Commission by order permits postponement for the protection of policyowners; or
3. an emergency exists, as determined by the Securities and Exchange Commission, as a result of which it is not reasonably practicable to dispose of securities or to determine the value of the net assets of the Separate Account.

Transfers to or from the Sub-Accounts of the Separate Account, though normally occurring on the same day we receive the request for transfer, may also be postponed upon any of the above events.

National Life Insurance Company

One National Life Drive Montpelier, Vermont 05604 (802) 229 -3333 Page
3

8566(1008)

We may delay payment of any amounts which are payable as a result of Cash Surrender or Withdrawals and which are allocated to the General Account for up to six months after we receive written request in a form satisfactory to us. If we defer such payment for more than 30 days, we will pay interest at a rate not less than the Minimum General Account
Interest Rate stated in the Data Section, or as mandated by state law, from the date we receive such request to the date of payment.

We may also delay payment of any amounts which are payable as a result of a Policy
Loan and which are allocated to the General Account for up to six months after we receive written request in a form satisfactory to us.

We will pay the Death Benefit within seven days after we receive due proof satisfactory to us of the Insured's death while this policy is in force. We may postpone determination and payment of any Death Benefit in excess of the Face Amount, net of any debt to us on this policy, upon any of the events enumerated above.

We have the right to postpone payment which is derived from any amount recently paid to us by check or draft, until we are satisfied the check or draft has been paid by the bank or other financial institution on which it is drawn.

BASIS OF VALUES

The guaranteed values for this policy are equal to or greater than those required by the law of the state where this policy is delivered. The guaranteed values are based on the
Accumulated Value Interest Rate and Mortality Table shown in the Data Section. A detailed statement of the method of computing values has been filed in the state in which this policy is delivered.

The Paid Up Annuity Values, and all tabled values III Payment Options, are based on the
2000 Table for Individual Annuitant Mortality (IAM) and compound interest at a rate of
1.50% per year.

NOTICES

Unless this policy provides otherwise, any requests for changes or notices:

1. from us to the Owner shall be sent to the last address known to us of the Owner;
and
2. from us to an assignee shall be sent to the last address known to us of such assignee; and
3. from the Owner or an assignee to us must be in writing and received by us at our
Home Office in Montpelier, Vermont.

National Life Insurance Company
One National Life Drive Montpelier, Vermont 05604 (802) 229 -3333

8566(1008)

ANNUAL REPORT

At least once each Policy Year we will send a report to the Owner. The report will show, as of its date:

1. the Accumulated Value; and
2. the Cash Surrender Value; and
3. any debt to ns on this policy; and
4. the Death Benefit.

The report will also show a summary of transactions of the previous year and any information required by law.

PROJECTION
REPORT

The Owner may request, in writing, a report which projects future values and future Death
Benefits for this policy. The report will also show any information required by law. We may charge a fee for the report. The Projection Report will be based on:

1. data the Owner gives us as to Face Amount and premiums; and
2. such assumptions as either the Owner or we specify.

ROLES IN THIS POLICY

OWNER

The Owner may:

1. exercise the rights under this policy; and
2. assign the policy; and
3. release or discharge the policy; and
4. change the policy if we agree to such change; and
5. enjoy the benefits under this policy.

These actions may be taken without the consent and against the interest of any Beneficiary and any contingent owner. If the Owner cannot change the Beneficiary, these actions may be taken only by the Owner and the Beneficiary jointly. These actions may be taken only while the Insured is alive.

INSURED

The Death Benefit becomes payable upon the death of the Insured. The Insured, in his or her role as the Insured, has no rights and receives no benefits under this policy.

National Life Insurance Company
One National Life Drive Montpelier, Vermont 05604 (802) 229 -3333

8566(1008)

BENEFICIARY

The Owner has the right to change the Beneficiary. If the Owner expressly waives this right, no change can be made. Unless later changed, the Beneficiary shall be as stated in the application. The interest of any Beneficiary who dies before the Insured shall vest in the
Owner unless otherwise stated.

If used, the term "children" of any person shall include only lawful children born to or legally adopted by that person.

We may rely on an affidavit by any person who in our judgment knows the facts to identify any Beneficiary or payee not specified by name. All our liability shall cease when we pay on the basis of such affidavit.

TRUST
BENEFICIARY

Unless an authorized officer or registrar of the Company explicitly agrees III writing, the following provision shall apply when a trust is named as Beneficiary .

In no event is the Company responsible for the application or disposition of any proceeds it pays to a Trust Beneficiary. Payment to a Trust Beneficiary is a full discharge of the liability of the Company. If a designated trust provides for successor trustees, the designation in this policy includes successor trustees. Likewise, if the trust allows amendments, the trust, if so amended, remains as a designated Beneficiary.

A Trust Beneficiary IS considered to be a Beneficiary who did not survive the Insured if:

1.	the trust has been terminated; or

2.	the specified testamentary trust does not qualify as such; or

3.	for any other reason a Trust Beneficiary is not entitled to any proceeds.

CHANGE OF
BENEFICIARY

If the Owner has the right, a new Beneficiary may be named from time to time during the life of the Insured by filing at our Home Office written notice in such form as we may require.
When notice is received at our Home Office, the change shall take effect on the date the notice is signed whether or not the Insured is living at the time of receipt. We will not be liable for any payment we make before receipt of the written notice at our Home Office.

National Life Insurance Company
One National Life Drive Montpelier, Vermont 05604 (802) 229 -3333

8566(1008)

ASSIGNMENTS

We are not responsible for the validity or effect of any assignment of this policy. We will not recognize any assignment until it has been filed at our Home Office. The interest of any
Beneficiary whom the assignor can change and of any contingent owner shall be transferred to the assignee by the terms of any assignment. If the assignee acquires a right to proceeds, they shall be paid in one sum even though a Payment Option may be in effect at the time the assignment was signed.

SPENDTHRIFT
PROVISION

If we receive at Our Home Office written request by the Owner for this Spendthrift Provision, then, to the extent allowed by law:

1. only the Owner may transfer, anticipate, commute, or encumber the proceeds of this policy; and
2. only legal process against the Owner may affect the proceeds of this policy.

Any proceeds payable after this request is withdrawn by the Owner shall not be affected by this provision.

PREMIUMS

POLICY
PROTECTION
PERIOD

The first 60 months following the Date of Issue during which this policy remains continuously in force is referred to as the Policy Protection Period. An increase in coverage does not initiate a new Policy Protection Period.

PAYMENT OF
PREMIUMS

The first premium is due on the Date of Issue. This first premium cannot be less than the
Minimum Monthly Premium shown in the Data Section.

During the first sixty months of the policy the payment of cumulative premiums, in excess of withdrawals and loans, at least equal to the Minimum Monthly Premiums payable since the
Effective Date of the policy will keep the policy in force to the next Monthly Policy Date, as long as the Accumulated Value net of any debt is sufficient to provide for Monthly
Deductions. Otherwise, this policy will remain in force as long as the Cash Surrender Value is sufficient to provide for Monthly Deductions.

National Life Insurance Company

One National Life Drive Montpelier, Vermont 05604 (802) 229 -3333

8566(1008)

The Planned Periodic Premiums are the premiums the Applicant has requested be billed.
Planned Periodic Premiums may be paid on an annual, semi-annual, quarterly, or monthly basis. The Owner may change the amount or frequency of such premiums at any time by sending a written notice to us at our Home Office. However, we may limit any increase in either amount or frequency.

Premiums in addition to the Planned Periodic Premiums may be necessary to keep this policy and the coverages provided by this policy and any additional benefit riders in force.

We will accept Unscheduled Premiums, which are premiums in addition to the Planned
Periodic Premiums.

All premiums are limited by a minimum and a maximum. The minimum is $50 per premium. The maximum is the limit imposed by the Internal Revenue Code for qualifying the policy as "Life Insurance" for Federal Income Tax purposes, or any amount which may increase the Death Benefit by more than the amount of the premium paid. We will not accept any premium in excess of the maximum. We will return any premiums not accepted and any interest credited to such premiums to the Owner within
60 days after the end of the Policy Year in which the premiums were received.

The first premium may be paid to us either through our duly authorized agent in exchange for a receipt signed by that agent or at our Home Office. All later premiums must be paid to us at our Home Office. No premiums will be accepted following the Policy
Anniversary upon which the Insured reaches Attained Age 121.

NET PREMIUM

A Net Premium is determined by multiplying a premium received times 1 minus the
Percent of Premium Expense Charge stated in the Data Section.

PREMIUM
ALLOCATION

The Owner has the right to designate the allocation of net premiums among the General
Account and the Sub-Accounts of the Separate Account. The initial allocation is shown in the Data Section. That portion of the premium paid on the Date of Issue which is allocated to the General Account will be transferred to the General Account upon receipt.
However, any portion of the premium due on the Date of Issue which is allocated to a
Sub-Account of the Separate Account will be held in the Money Market Fund Sub-
Account until the end of the 20th day following the Date of Issue.

It will then be transferred to any other accounts as designated by the Owner.

The allocation must be made in percentages. Each percentage must be a whole number.
No allocation need be made to the General Account or to any particular Sub-Account.
Each allocation made must be at least one percent.

National Life Insurance Company
One National Life Drive Montpelier, Vermont 05604 (802) 229 -3333

8566(1008)

The Owner may change the allocation of future premiums by notifying us in writing at our
Home Office. Any allocation made will remain in effect until changed.

GRACE PERIOD

If on any Monthly Policy Date the Cash Surrender Value is less than the Monthly
Deduction on such date, a Grace Period shall start, unless:

1. the policy is within the Policy Protection Period; and
2. the Accumulated Value less any debt to us on this policy is greater than the
Monthly Deduction on that date; and
3. the cumulative premiums paid since the policy's Effective Date, less any withdrawals and less any debt to us on this policy, are greater than or equal to the cumulative Minimum Monthly Premiums due since the policy's Effective Date.

A Grace Period shall be 61 days. During a Grace Period this policy shall remain in force.

The premium needed to keep the policy in force beyond a Grace Period which ends during the Policy Protection Period shall equal the greater of (a) or (b) where:

a) equals the sum of the Minimum Monthly Premiums in effect on the policy over all of the months from the Effective Date of the policy to the start of the Grace Period, plus all withdrawals, plus three times the Minimum
Monthly Premium in effect at the beginning of the Grace Period, plus any debt to us on this policy, less all premiums paid; and where
b) equals the premium which will be sufficient to produce an Accumulated
Value, net of policy debt, equal to two times the Monthly Deduction due on the date the Grace Period began.

Such sum not to exceed the premium sufficient to produce a Cash Surrender Value equal to three times the Monthly Deduction due on the date the Grace Period began.

The premium needed to keep the policy in force beyond a Grace Period which ends after the
Policy Protection Period shall be the premium sufficient to produce a Cash Surrender Value equal to three times the Monthly Deduction due on the date the Grace Period began.

We will mail notice of the premium needed to the Owner. If such premium is unpaid on the later of:

1. the last day of the Grace Period; or
2. the 61 st day after such notice is sent;

then this policy shall terminate without value.

National Life Insurance Company

One National Life Drive Montpelier, Vermont 05604 (802) 229 -3333

A Grace Period will not begin solely because payments of Planned Periodic Premiums are discontinued. Whether or not premiums are paid, Monthly Deductions will be made from the Accumulated Value. The terms of this Grace Period provision will determine if and when a Grace Period starts.

REINSTATEMENT

If this policy terminates after the end of a Grace Period, it may be reinstated. It must be reinstated on a Monthly Policy Date within five years from the start of such Grace
Period.

For Reinstatement we will require:

1. an application for Reinstatement; and
2. proof to our satisfaction that the Insured is insurable; and
3. payment of an amount determined as follows:

a) If Reinstatement occurs during a Policy Protection Period, the required payment shall be an amount equal to the premium which will be sufficient to produce an Accumulated Value, net of policy debt, four times the
Monthly Deduction due on the date the Grace Period began, or, if greater:

1. the sum of the Minimum Monthly Premiums in effect on the policy over all months from the Effective Date of this policy to the start of the Grace Period; plus

ll. all withdrawals; plus

III. three times the Minimum Monthly Premium in effect at the beginning of the Grace Period; plus
IV. any debt to us on this policy; less

v. all premiums paid.

The above amount not to exceed the premium required to make the Cash Surrender
Value sufficient to provide:

1. two times the Monthly Deduction due on the date the Grace Period began; plus
2. three times the Monthly Deduction due on the date of Reinstatement.

b) If Reinstatement occurs after the Policy Protection Period, the required payment shall be a premium which will make the Cash Surrender Value sufficient to provide:

1. two times the Monthly Deduction due on the date the Grace Period began; plus
2. three times the Monthly Deduction due on the date of Reinstatement.

We will send the Owner notice of the required payment upon request.

National Life Insurance Company
One National Life Drive Montpelier, Vermont 05604 (802) 229 -3333

8566(1008)

In the event of Reinstatement:

1. the Accumulated Value of the policy at the time of final lapse will be restored along with the Cash Value available for deductions at the time that the Grace
Period began; and
2. the schedule of Surrender Charges for the policy mouths following the date the
Grace Period began shall become the schedule of Surrender Charges for the policy months following the date of Reinstatement; and
3. the schedule of Monthly Expense Charges for the policy mouths following the date the Grace Period began shall become the schedule of Monthly Expense
Charges for the policy mouths following the date of Reinstatement.
4. The months remaining in the Policy Protection Period at the time of final lapse will be restored.

DEATH BENEFIT AND POLICY CHANGES

DEATH BENEFIT

We will pay the Death Benefit to the Beneficiary when we receive at our Home Office due proof that the Insured died while this policy was in force. We will pay the Death
Benefit in one sum unless a Payment Option is chosen. If the Death Benefit is paid in one sum, it shall be increased by interest from the date of the Insured's death to the date of payment. We will set the rate of interest at not less than the Accumulated
Value Interest Rate shown in the Data Section or as mandated by state law.

DEATH BENEFIT
OPTIONS

The Owner may elect either of two Death Benefit Options, Option A or Option B. The
Death Benefit Option is stated in the Data Section.

Option A. Under Option A, the Death Benefit is equal to the greater of:

1. the Face Amount of the policy on the date of the Insured’s death; or
2. the Death Benefit Factor shown in the Data Section multiplied by the
Accumulated Value on the date of the Insured’s death;

less the amount of any Monthly Deductions then due and any debt to us on this policy.

Option B. Under Option B, the Death Benefit is equal to the greater of:

1. the Face Amount plus the Accumulated Value of the policy on the date of the
Insured's death; or
2. the Death Benefit Factor shown in the Data Section multiplied by the
Accumulated Value on the date of the Insured’s death;

National Life Insurance Company

One National Life Drive Montpelier, Vermont 05604 (802) 229-3333
8566(1008)

less the amount of any Monthly Deductions then due and any debt to us on this policy.

CHANGES IN FACE
AMOUNT AND
DEATH BENEFIT
OPTION

The Owner may request any of the following changes. We will make a change subject to the conditions stated. These changes may be made only while the Insured is living and after the first Policy Anniversary. We will send the Owner a revised or additional Data
Section if any of these changes is made.

Face Amount Increases. We will require an application from the Owner and proof to Our satisfaction that the Insured is then insurable. An increase in Face Amount must satisfy the
Minimum Face Amount requirements of the policy and shall be effective upon the Monthly
Policy Date on or next following our approval. The Minimum Monthly Premium will be recomputed to reflect an increase in Face Amount. Face Amount Increases may only be made prior to the Insured's Attained Age 86.

Face Amount Decreases. We will require a written request from the Owner. A decrease in
Face Amount shall be effective upon the Monthly Policy Date on or next following our receipt of the request. The Minimum Monthly Premium will be recomputed to reflect a decrease in Face Amount. Face Amount Decreases may only be made prior to the Insured's
Attained Age 121.

Decreases shall not be permitted which would reduce the sum of the Face Amount to less than any of the following:

1. the minimum insurance amount for which the policy would qualify as "Life
Insurance" for Federal Income Tax purposes under the Internal Revenue Code;
or
2. the Minimum Face Amount shown in the Data Section; or
3. 75% of the largest total Face Amount in force at any time in the twelve policy months prior to our receipt of the request. This restriction applies only during the first ten Policy Years.

A decrease in Face Amount will affect units of Face Amount in the reverse order in which they were created.

National Life Insurance Company
One National Life Drive Montpelier, Vermont 05604 (802) 229 -3333

8566(1008)

Death Benefit Option Changes. The Death Benefit Option may be changed once each Policy
Year after the first Policy Anniversary. We will require a written request from the Owner. A change will be effective on any Monthly Policy Date requested. The change may be made only if after such change the policy would qualify as "Life Insurance" for Federal Income
Tax purposes under the Internal Revenue Code. A change in Death Benefit Option may only be made prior to the Insured's Attained Age 121.

1. Upon a change from Option A to Option B, the Face Amount shall decrease by an amount equal to the Accumulated Value of the policy just prior to the Effective
Date of the change. However, the change may be made only if after such change the Face Amount would not be less than the Minimum Face Amount shown in the Data Section.
2. Upon a change from Option B to Option A, the Face Amount shall increase by an amount equal to the Accumulated Value of the policy just prior to the Effective
Date of the change. No additional Surrender Charges or Monthly Expense Charges shall be imposed solely because of this change.
3. The Minimum Monthly Premium will be recomputed to reflect a change in Death
Benefit Option.

SUICIDE
LIMITATION

If the Insured dies within two years of the Effective Date as the result of suicide, while sane or insane, we will pay only a sum equal to:

1. the premiums paid; less
2. any withdrawals made; less
3. any debt to us on this policy.

A similar two-year period shall apply to any increase in Face Amount for which an application is required. Such period shall begin on the Effective Date of any such increase.
During such period if the Insured dies as the result of suicide, while sane or insane, we will pay, in lieu of any such increase in Face Amount, only a sum equal to the Cost of Insurance that we have deducted from the Accumulated Value for such increase.

Payment will be made to the Beneficiary.

If this policy is reinstated, a similar two-year period shall start from the Effective Date of
Reinstatement. During such period, if the Insured dies as the result of suicide, while sane or insane, we will pay only a sum equal to:

1. the premiums paid since the Effective Date of Reinstatement; less
2. any withdrawals made since the Effective Date of Reinstatement; less
3. any debt to us on this policy.

8566(1008)

National Life Insurance Company One National Life Drive Montpelier,
Vermont 05604 (802) 229-3333 Page 13

INVESTMENT

Investment of the Accumulated Value of the policy may be made in the General Account and/or in one or more of the Sub-Accounts of the National Variable Life Insurance Account
(herein called the "Separate Account" ). The Accumulated Value in the Separate Account
is based on the investment experience of the chosen Sub-Account(s) of the Separate
Account, and may increase or decrease daily. It is not guaranteed as to dollar amount.

GENERAL
ACCOUNT

The General Account is composed of the admitted assets of National Life Insurance
Company other than those in the Separate Account or any other separate account.

INTEREST RATES
CREDITED TO THE
ACCUMULATED
VALUE IN THE
GENERAL ACCOUNT

The rate of interest credited on any portion of the Accumulated Value in the General
Account shall never be less than the Minimum General Account Interest Rate shown in the
Data Section. We may credit interest at a higher interest rate.

Interest at different rates may be credited to:

1. that portion which is equal to any debt to us on this policy; and
2. any portion in excess of any such debt.

SEPARATE
ACCOUNT

The Separate Account is composed of assets owned by National Life Insurance Company.
These assets are held separate and apart from General Account assets. The Separate
Account is devoted exclusively to the investment of assets of variable life insurance policies. Income, gains, and losses from assets allocated to the Separate Account, whether or not realized, are credited to or charged against such account without regard to our other income, gains, or losses. The portion of the assets of the Separate Account equal to the reserves and other liabilities for these policies shall not be chargeable with liabilities arising out of any other business which we may conduct.

We may transfer assets which exceed the reserves and other liabilities of the Separate
Account to our General Account.

National Life Insurance Company
One National Life Drive Montpelier, Vermont 05604 (802) 229 -3333

8566(1008)

The Separate Account IS registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940 ("the 1940 Act" ). It is also governed by applicable state law. We may make certain changes if, in our sole judgment, they would best serve the interests of the owners of policies such as this one or would be appropriate in carrying out the purposes of such policies. Any changes will be made only if permitted by applicable laws and regulations. Also, when required by law, we will 0btain the approval of policy owners of the changes and the approval of any appropriate regulatory authority.

For example, we may:

1. operate the Separate Account as a management company under the 1940 Act; and
2. de register the Separate Account under the 1940 Act if registration is no longer required; and
3. combine or substitute separate accounts; and
4. transfer all or part of the assets of the Separate Account to another separate account or to the General Account; and
5. make any changes necessary to comply with, or obtain and continue any exemptions from the 1940 Act; and
6. make any other necessary technical changes in this policy to conform with any action this provision permits us to take.

SUB-ACCOUNTS

The Separate Account has several Sub-Accounts. Each Sub-Account will buy shares of an investment fund. Each investment fund represents a separate investment portfolio.

If, in our judgment, an investment fund no longer suits the investment goals of the policy, or tax or marketing conditions so warrant, we may substitute shares of another investment fund or shares of another investment company. If the Owner has an interest in the Sub-Account affected, we will notify the Owner before doing so and, to the extent required by law, we will get prior approval from the Securities and Exchange Commission. We also will secure any other required approvals. If this policy has Accumulated Value in a Sub-Account affected by any such change, and if the Owner wishes, we will transfer that value at the Owner's written direction from that Sub-Account, without charge, to the General Account or another Sub-
Account.

We may also eliminate, combine, or substitute Sub-Accounts and establish new Sub-Accounts if in our judgment marketing needs, tax considerations, or investment conditions warrant. Any new Sub-Accounts may be made available to existing policies on a basis to be determined by
us. We also may transfer assets from a Sub-Account to another Sub-Account or separate account if the transfer in our judgment would best serve the interests of the owners of policies such as this one or would be appropriate in carrying out the purposes of such policies, but only if permitted by applicable laws or regulations. If any of these changes is made, we may by appropriate endorsement change the policy to reflect the change.

National Life Insurance Company

One National Life Drive Montpelier, Vermont 05604 (802) 229 -3333

8566(1008)

If the Owner has Accumulated Value in a Sub-Account that will be eliminated, we will notify the Owner at least 30 days before the elimination, and will request that the Owner designate the account(s) to which the Accumulated Value in the Sub-Account to be eliminated should be transferred. Upon the elimination of such a Sub-Account, the
Accumulated Value in that Sub-Account will be transferred to the General Account and/or Sub-Account(s) in accordance with the designation received by us from the
Owner or, if such a designation is not received prior to the liquidation date, to the
Money Market Fund Sub-Account. A Transfer Charge will not be imposed for transfers made upon elimination of a Sub-Account.

Income and realized and unrealized gains or losses from the assets of each Sub-Account of the Separate Account are credited to or charged against that Sub-Account without regard to income, gains, or losses in the other Sub-Accounts of the Separate Account, the General Account, or any other Separate Accounts. We reserve the right to credit or charge a Sub-Account in a different manner if required, or made appropriate, by reason of a change in the law. We maintain records of all purchases and redemptions of investment fund shares by each of the Sub-Accounts.

VALUATION

We will value the assets of each Sub-Account of the Separate Account on each
Valuation Date.

TRANSFERS

Subject to any applicable Transfer Charges, the Owner may transfer Accumulated
Value among the Sub-Accounts or to the General Account without limitation, except that we may:

1. reject any transfer instruction if we or an affected Sub-Account's investment manager reasonably believe that the Owner's transfer activity has been or may become disruptive to the management of the investment fund in which a Sub-

Account is invested.
2. limit transfers to one per month.
3. require a minimum period between transfers.
4. establish a maximum transfer amount

However, only one transfer from the General Account to the Separate Account may be made during any Policy Year. The Accumulated Value transferred from the General
Account in any Policy Year may not exceed the greater of:

1. 25% of the unloaned portion of the Accumulated Value in the General Account immediately prior to the transfer; and
2. $5,000.

National Life Insurance Company
One National Life Drive Montpelier, Vermont 05604 (802) 229 -3333

8566(1008)

POLICY VALVES

ACCUMULATED
VALUE OF THE
POLICY

The Accumulated Value of the policy is equal to the sum of the Accumulated Value in the
General Account and the Accumulated Value in the Separate Account.

ACCUMULATED
VALUE IN THE
GENERAL
ACCOUNT

The Accumulated Value in the General Account on any day is:

1. the Accumulated Value in the General Account on the just prior Monthly Policy
Date, if any; plus
2. interest on the Accumulated Value in the General Account on the just prior
Monthly Policy Date from the just prior Monthly Policy Date to such day; plus
3. the amount of all Net Premiums accepted since the just prior Monthly Policy Date which are allocated to the General Account; plus
4. interest on item (3) from the date of Net Premium allocation to the General
Account to such day; plus
5. the amount of all Accumulated Values transferred to the General Account from a
Sub-Account of the Separate Account since the just prior Monthly Policy Date;
plus
6. interest on item (5) from the date of the transfer to such day; less
7. the amount of all Accumulated Values transferred from the General Account to a
Sub-Account of the Separate Account since the just prior Monthly Policy Date;
less
8. interest on item (7) from the date of transfer to such day; less
9. the amount of all Accumulated Values withdrawn from the General Account since the just prior Monthly Policy Date; less
10. interest on item (9) from the date of withdrawal to such day; less
11. any Monthly Deduction allocated to the General Account which is due on such day.

ACCUMULATED
VALUE IN THE
SEPARATE
ACCOUNT

The Accumulated Value in the Separate Account is the sum of the Accumulated Values in
each Sub-Account of the Separate Account.

National Life Insurance Company
One National Life Drive Montpelier, Vermont 05604 (802) 229 -3333

8566(1008)

ACCUMULATED
VALUE IN A SUB-
ACCOUNT

On the later of the Date of Issue of the policy or the date the first premium is received by us, that portion of the Net Premium allocated to any Sub-Account of the Separate
Account will be credited to the Money Market Fund Sub-Account. The Accumulated
Value in the Money Market Fund Sub-Account on that date is that portion of the Net
Premium less the Monthly Deductions allocated to the Separate Account.

On any later day which is a Valuation Date, the policy's Accumulated Value in each
Sub-Account is the number of units in the Sub-Account multiplied by the Unit Value on that date.

UNITS IN A SUB-
ACCOUNT

Amounts allocated, transferred, or added to a Sub-Account are used to purchase units in that Sub-Account. Units are redeemed when amounts are deducted, transferred, or withdrawn. The number of units in any given Sub-Account attributable to this policy on any given date equals the number of units purchased by funds attributable to this policy minus the number of units redeemed under this policy up to such date. For each Sub-
Account, the number of units purchased or redeemed in connection with a particular transaction is determined by dividing the dollar amount of the transaction by the Unit
Value on the day the transaction is performed.

UNIT VALUE

The Unit Value in a Sub-Account on any Valuation Date is equal to that Unit Value on the immediately preceding Valuation Date multiplied by the Net Investment Factor for that Sub-Account on that Valuation Date.

NET INVESTMENT
FACTOR

Each Sub-Account of the Separate Account has its own Net Investment Factor. The Net
Investment Factor measures the performance of the Sub-Account for individual
Valuation Periods. The Net Investment Factor is calculated as follows:

1. Take the net asset value per share of the corresponding investment fund on the current Valuation Date.
2. Add the per share capital gain or loss and dividend distribution of the investment fund during the current Valuation Period.
3. Divide the result of item (2) by the net asset value per share of the corresponding investment fund on the just prior Valuation Date.
4. Subtract from the result of item (3) any Tax Charge during the current
Valuation Period.

National Life Insurance Company
One National Life Drive Montpelier, Vermont 05604 (802) 229 -3333

8566(1008)

The result of item (4) is the Net Investment Factor on the current Valuation Date.

On any date after the Date of Issue other than a Valuation Date, the Accumulated Value in a Sub-Account is the Accumulated Value of such Sub-Account on the next following Valuation
Date.

CASH SURRENDER
VALUE

The Owner may, by written request to us, surrender this policy while the Insured is living for its
Cash Surrender Value. We may require that the policy be returned to us. When this policy has been surrendered, it shall be null and void and all rights shall cease.

The Cash Surrender Value on any day shall be equal to:

1. the Accumulated Value on such day; less
2. any debt to us on this policy; less
3. any Surrender Charges which apply on such day.

SURRENDER
CHARGES

Surrender Charges apply to the initial Face Amount of the policy during the first 120 Policy
Months from the Date of Issue as well as to each increase in Face Amount during the first 120
Policy Months following the date of each increase. The Surrender Charges are shown in the Data
Section.

CHARGES AGAINST THE ACCUMULATED VALUE

TAX CHARGE

We reserve the right to deduct any charge for taxes or amounts set aside as a reserve for taxes in determining the value of an Accumulated Value Unit for each of the Sub-Accounts in the event that such a tax is levied on that Sub-Account in the future.

National Life Insurance Company
One National Life Drive Montpelier, Vermont 05604 (802) 229 -3333

8566(1008)

MONTHLY
DEDUCTION

The Monthly Deduction due on a Monthly Policy Date shall be the Monthly Cost of
Insurance Charge, plus the Monthly Policy Fee, plus the Monthly Expense Charge, plus the Monthly Account Value Charge, plus the monthly cost of any additional benefit riders in force on this policy.

The Monthly Expense Charge is a charge per thousand of insurance which is determined based on the initial Face Amount of the base policy and the initial Face Amount of any increase made to the policy. The Monthly Expense Charge will not be reduced if the Face Amount is decreased.

The Monthly Deduction shall be deducted from the Accumulated Value of the policy on the Monthly Policy Date.

1. The Owner may elect to allocate the Monthly Deduction entirely to the Money
Market Fund Sub-Account, by notifying us in writing. If the Accumulated Value in the Money Market Fund Sub-Account is not sufficient to provide for the entire
Monthly Deduction on a Monthly Policy Date, the Monthly Deduction will be taken from the Money Market Fund Sub-Account until that account is exhausted, and any additional amount necessary to fund the full Monthly Deduction shall be allocated among and deducted from the General Account and the other Sub-
Accounts in proportion to the respective Accumulated Values held in those accounts on the Monthly Policy Date.
2. If the Owner does not elect 1, above, the Monthly Deduction shall be allocated among and deducted from the General Account and the Sub-Accounts in proportion to the respective Accumulated Values held in those accounts on the
Monthly Policy Date.

COST OF
INSURANCE
CHARGE

The Cost of Insurance rate on any day shall be based on the Issue Age and duration of this policy, the Insured's sex, the rate class of the Face Amount on the Date of Issue, and the rate class of each increase in Face Amount.

On any Monthly Policy Date, the Cost of Insurance Charge of the policy shall be the
Cost of Insurance rate on such date multiplied by the excess of:

1. the Death Benefit of the policy plus any debt to us on the policy divided by the sum 1 plus the monthly Accumulated Value Interest Rate shown in the
Data Section; over
2. the Accumulated Value of the policy on such date before the Cost of Insurance
Charge is deducted.

National Life Insurance Company
One National Life Drive Montpelier, Vermont 05604 (802) 229-3333
8566(1008)	Page 20

We may change the Cost of Insurance rates from time to time based on Our expectations of future experience. Any change in the Cost of Insurance rates shall apply to all policies of the same duration, insuring persons of the same sex, Issue Age, and rate class as the
Insured.

The Cost of Insurance rates shall not be greater than the rates set forth in the Table of
Guaranteed Maximum Cost of Insurance Rates shown III the Data Section. These rates are based on the Mortality Table named in the Data Section.

TRANSFER CHARGE

We may charge a Transfer Charge for the thirteenth and each subsequent requested transfer of Accumulated Value between and among the General Account and the Sub-
Accounts occurring during any Policy Year. Transfers to or from more than one account at the same time shall be treated as one transfer. The Transfer Charge may not exceed the
Maximum Transfer Charge stated in the Data Section. Transfer Charges shall be allocated among and deducted from the General Account and the Sub-Accounts in proportion to the Accumulated Values to be transferred from such accounts.

No Transfer Charge will be imposed for the following transactions, nor will any of the following transactions be counted against the twelve free transfers allowed each Policy
Year:

1. the transfer of all Accumulated Value to the General Account if during the first two Policy Years and in one transaction; and
2. the transfer of Accumulated Value from a Sub-Account of the Separate Account to another Sub-Account or to the General Account, if there has been a material change in the investment policy of the fund in which the funds of that Sub-
Account are invested; and
3. the initial allocation of the premium due on the Date of Issue from the Money
Market Fund Sub-Account; and
4. transfers of Accumulated Value from the Separate Account into the Loan
Collateral Account pursuant to the taking of a Policy Loan; and
5. allocation of the payment of any debt to us on this policy.

We reserve the right to deduct an additional Transfer Charge from a Sub-Account of the
Separate Account if such a charge was assessed by the fund manager of the Sub-Account with respect to transfer frequency.

National Life Insurance Company One National Life Drive Montpelier,
Vermont 05604 (802) 229-3333 Page 21

8566(1008)

DOLLAR COST
AVERAGING

If this feature is available, the Owner may elect in writing to have Accumulated Value automatically transferred from the Money Market Fund Sub-Account of the Separate Account to
any other Sub-Accounts of the Separate Account on a monthly basis.

The Owner must specify the amount to be transferred each month from the Money Market Fund
Sub-Account as well as the amount to be transferred into each of the designated Sub-Accounts of the Separate Account.

The amount transferred each month may not be less than $100, except on any Monthly
Policy Date on which the Accumulated Value in the Money Market Fund Sub-Account
is less than $100. If the Accumulated Value of the Money Market Fund Sub-Account is
less than requested transfer amount, the remaining value of the Money Market Fund Sub-Account will be transferred on a pro-rata basis according to the allocation schedule specified by the
Owner.

Dollar Cost Averaging will begin on the later of:

1. the first Monthly Policy Date following the election of Dollar Cost Averaging;
and
2. the first Monthly Policy Date following the completion of the Free Look
Period and the date the Company receives a signed policy receipt.

Transfers from the Money Market Fund Sub-Account to any other Sub-Accounts of the Separate
Account will occur on each successive Monthly Policy Date until:

1. the Accumulated Value in the Money Market Fund Sub-Account IS depleted;
or
2. a written request for termination of this feature by the Owner IS received at our Home
Office.

If a Monthly Policy Date is not a market date, Dollar Cost Averaging will occur on the first market day following the Monthly Policy Date.

The Company may at any time discontinue the Dollar Cost Averaging feature upon 60 days prior written notice to all policyholders then utilizing this feature. The Owner may not elect Dollar
Cost Averaging if Portfolio Rebalancing has been elected.

National Life Insurance Company
One National Life Drive Montpelier, Vermont 05604 (802) 229-3333
8566(1008)	Page 22

PORTFOLIO
REBALANCING

If this feature is available, the Owner may elect in writing to have the Accumulated Value in the
Sub-Accounts of the Separate Account automatically redistributed on a semi-annual basis according to the Premium Allocation percentages in effect at the time of the rebalancing.

If Portfolio Rebalancing is elected prior to the first Monthly Policy Date, the first rebalancing will occur on the sixth Monthly Policy Date following the Issue Date of the policy. Subsequent rebalancing will occur in six month intervals on the Monthly Policy Date.

If Portfolio Rebalancing is elected after the first Monthly Policy Date, the first rebalancing will occur on the date the request is received. Subsequent rebalancing will occur in six month intervals measured from the date of the first rebalancing.

If a scheduled rebalancing date is not a market date, Portfolio Rebalancing will occur on the first market day following the scheduled rebalancing date.

Portfolio Rebalancing will be discontinued:

1. when the premium allocation percentages are changed; or
2. upon written request by the Owner received at our Home Office.

The Company may at any time discontinue the Portfolio Rebalancing feature upon 60 days prior written notice to all policyholders then utilizing this feature. The Owner may not elect
Portfolio Rebalancing if Dollar Cost Averaging has been elected.

National Life Insurance Company One National Life Drive Montpelier,
Vermont 05604 (802) 229-3333 Page 23

8566(1008)

WITHDRAWALS

After to the first Policy Anniversary and prior to the last day of the Premium Payment Period, the Owner may make withdrawals by written request to us. Withdrawals shall be subject to all of the following terms.

1. The amount withdrawn may not be less than the Minimum Withdrawal Amount stated in the Data Section.
2. The amount withdrawn may not exceed the Cash Surrender Value on the date of withdrawal less three times the Monthly Deduction due on the most recent
Monthly Policy Date.
3. The Accumulated Value will be decreased by the amount of the withdrawal.
4. If Death Benefit Option A is in effect on the date of the withdrawal, the Face
Amount of the policy will be reduced by au amount equal to the amount of the withdrawal.
5. A withdrawal will not be permitted if it will reduce the Face Amount of the policy below the Minimum Face Amount stated in the Data Section or if it would cause the policy to no longer qualify as Life Insurance for Federal Income Tax purposes under the Internal Revenue Code.

WITHDRAWAL
CHARGE

We may assess a Withdrawal Charge not to exceed $25.00. The Withdrawal Charge will be deducted from the amount withdraw.

ALLOCATION OF
WITHDRAWALS

The amount withdraw shall be allocated among and deducted from the Accumulated
Values held in each account according to the following prioritization:

1. from the Accumulated Value held in specific Sub-Accounts as specified by the
Owner, if the Owner so specifies; and
2. from the Accumulated Value in proportion to the Accumulated Values held in the
Sub-Accounts on the day the withdrawal is made; and
3. from the non-loaned Accumulated Value held in the General Account.

If the Accumulated Value in any Sub-Account from which the Owner has requested that withdrawals be allocated and deducted is insufficient to cover the amount of the withdrawal, the withdrawal will not be processed until further instructions are received by us from the
Owner.

National Life Insurance Company
One National Life Drive Montpelier, Vermont 05604 (802) 229-3333
8566(1008)	Page 24

POLICY LOANS

POLICY LOANS

We will loan an amount up to the Loan Value of the policy less the amount of any outstanding debt, at any time after the first Policy Year. At the time of the loan the policy must be in force. The policy shall be the sale security for the loan and must be duly assigned to us.

LOAN VALUE

The Loan Value on any day is equal to:

1. the Accumulated Value on such day; less
2. the Surrender Charge on such day, if applicable; less
3. three times the Monthly Deductions due on the most recent prior Monthly Policy
Date.

LOAN INTEREST
RATE

Any loan shall bear interest from the date the loan is made. The Loan Interest Rate is shown in the
Data Section.

GENERAL LOAN
TERMS

After the loan is made, loan interest shall be due on the next and all later Policy Anniversaries. If any interest is not paid when due, it shall be added to the loan and bear interest on the same terms.

The debt secured by this policy includes loans, unpaid loan interest and accrued loan interest not otherwise due.

All or any part of the debt may be paid to us at any time prior to:

1. the death of the Insured; and
2. surrender of the policy.

However, during a Grace Period the debt may not be repaid. Unless the Owner specifies, any payment to us shall be deemed a premium payment and not payment of the debt. At the death of the Insured or upon the surrender of the policy, all debt shall become due at once. It shall be paid from the policy values.

National Life Insurance Company

One National Life Drive Montpelier, Vermont 05604 (802) 229 -3333

8566(1008)

ALLOCATION OF
POLICY LOANS

Policy Loans shall be allocated among and transferred from the Accumulated Values held in each account to a Loan Collateral Account according to the following prioritization:

1. first, from the Accumulated Value held in specific Sub-Accounts as specified by the
Owner, if the Owner so specifies; and
2. second, from the Accumulated Value in proportion to the Accumulated Values held in the Sub-Accounts on the day the loan is made; and
3. finally, from the non-loaned Accumulated Value held in the General Account.

If the Accumulated Value in any Sub-Account from which the Owner has requested the loan amount be transferred is insufficient to comply with the Owner's instructions, the loan will not be processed until further instructions are received by us from the Owner.

Loan Collateral Account Value will be held in the General Account. The Accumulated
Value held in the Loan Collateral Account may be credited with interest at a different rate than that of other Accumulated Value in the policy.

An amount equal to any loan repayment will be transferred from the Loan Collateral Account to the Sub-Accounts of the Separate Account according to the premium allocation percentages in effect at the time of repayment.

Any loan interest due and unpaid shall be allocated among and transferred, on the date the interest is due, from the Accumulated Values:

1. first, in proportion to the Accumulated Values held in the Sub-Accounts of the Separate
Account until these accounts are exhausted; and
2. then from the non-loaned Accumulated Value held in the General Account.

These amounts shall be transferred to the Loan Collateral Account.

PAYMENT OPTIONS

In lieu of a lump sum settlement, all or part of the proceeds of this policy may be applied under a
Payment Option. When proceeds are applied under a Payment Option, all other rights and benefits under this policy shall cease.

In addition to the following options, other payment options may be available.

OPTION EFFECTIVE
DATE

The Option Effective Date is the date the proceeds become payable.

National Life Insurance Company
One National Life Drive Montpelier, Vermont 05604 (802) 229-3333
8566(1008)	Page 26

GENERAL PAYMENT
OPTION TERMS

If the proceeds to be placed under a Payment Option are less than $5,000, we may pay them in one sum to the payee who otherwise would receive the first payment under the option.
If any payments would be less than $100, we will change the frequency to provide payments of at least $100.

If the proceeds are assigned on the Option Effective Date, we will pay the assignee's share in one sum and place only the balance under the option. After the Option Effective Date neither the payments nor the remaining value may be assigned or encumbered. To the extent the law permits, they are not subject to any claims against the payee.

We may require proof to Our satisfaction that any payee is alive on the date any payment is due.

CHOICE OF
OPTION

Choice of an option may be made:

1. by the Owner if the Insured is living; or
2. by the Beneficiary if the Insured is not living and if no option is in effect.

Equivalent payments for 12-, 6-, 3-, or I-month intervals may be chosen. The options are described in terms of monthly payments. We will quote the amount of other payments on request.

We may issue a document stating the terms of the option.

CHANGE OF
PAYMENT OPTION

The right to change Payment Options exists under Options 1, 2, and 4. At the time of change the remaining value under the old option shall become the proceeds to be placed under the new option.

LUMP SUM REMOVAL
OF PROCEEDS
APPLIED UNDER A
PAYMENT OPTION

Lump sum payments may be taken from the remaining proceeds placed under Payment
Options 1, 2, and 4.

Under Options 1 and 4 all or any part of the remaining value may be taken at any time, though no more than four transactions may be made during any calendar year.

National Life Insurance Company

8566(1008)

One National Life Drive Montpelier, Vermont 05604 (802) 229 -3333

Under Option 2 the entire remaining value may be taken at any time.

No lump sum removal of proceeds may be made under Options 3, 5, 6, or 7.

OPTION I -
PAYMENT OF
INTEREST ONLY

Interest at a rate of 1.50% per year shall be paid either for:

1. the life of a chosen human being; or
2. a chosen period.

We may pay more interest in any given year. Upon the earlier of the death of the chosen human being or the end of the chosen period, any remaining value will be paid. The first payment shall be made one month after the Option Effective Date. If the payee is not a human being, payments may not continue for more than 30 years.

OPTION 2 -
PAYMENTS FOR A
STATED TIME

Equal monthly payments shall be made for a stated number of years. The first payment shall be made on the Option Effective Date. The amount of each monthly payment is shown in the table. The monthly payments are based on an interest rate of 1.50 % per year. We may pay more interest in any year.

National Life Insurance Company
One National Life Drive Montpelier, Vermont 05604 (802) 229 -3333

8566(1008)

Option 2 Table
Monthly Payments for Each $1,000 of Proceeds

PAYMENTS FOR LIFE	Monthly Payments
Stated Number of Years
17.28
5	14.51
6	12.53
7	11.04
8	9.89
9	8.96
10	8.21
11	7.58
12	7.05
13	6.59
14	6.20
15	5.85
16	5.55
17	5.27
18	5.03
19	4.81
20	4.62
21	4.44
22	4.28
23	4.13
24	3.99
25	3.86
26	3.75
27	3.64
28	3.54
29	3.44
30

OPTION 3 -

Equal monthly payments shall be made for any guaranteed period chosen and thereafter during the life of a chosen human being. The first payment shall be made on the Option
Effective Date. The amount of each monthly payment depends on the age and sex of the chosen human being on the Option Effective Date and on any guaranteed period chosen. We may require proof to Our satisfaction of such age. We may require like proof that such human being is alive on the date any payment is due. The guaranteed period may be five or ten years or a Refund period. A Refund period extends until the sum of the payments is equal to the proceeds placed under the option. The monthly payments are based on an interest rate of 1.50% per year. We may pay more interest in any year during the guaranteed period. We will quote the amount of monthly payments for lower ages and guaranteed periods not shown in the Option 3
Table on request.

National Life Insurance Company One National Life Drive Montpelier,
Vermont 05604 (802) 229-3333 Page 29

8566(1008)

Option 3 Table
Monthly Payments for Each $1,000 of Proceeds

(Amounts shown are for the age nearest birthday on the Option Effective Date)

Guaranteed Period

		Male			Female

Age	None	10 Years	Refund	None	10 Years	Refund
50	$3.24	$3.22	$3.02	$3.00	$2.99	$2.86
51	3.31	3.29	3.08	3.06	3.05	2.91
52	3.39	3.36	3.13	3.13	3.11	2.96
53	3.47	3.44	3.19	3.19	3.18	3.02
54	3.55	3.51	3.25	3.26	3.25	3.07
55	3.63	3.60	3.31	3.34	3.32	3.13
56	3.73	3.68	3.38	3.41	3.39	3.19
57	3.82	3.77	3.45	3.50	3.47	3.26
58	3.92	3.87	3.52	3.58	3.56	3.32
59	4.03	3.97	3.60	3.68	3.64	3.39
60	4.15	4.07	3.67	3.78	3.74	3.46
61	4.27	4.19	3.76	3.88	3.83	3.54
62	4.40	4.30	3.84	3.99	3.94	3.62
63	4.54	4.42	3.93	4.11	4.05	3.70
64	4.69	4.55	4.02	4.23	4.16	3.79
65	4.85	4.69	4.12	4.37	4.28	3.88
66	5.02	4.83	4.23	4.51	4.41	3.98
67	5.20	4.98	4.33	4.66	4.55	4.08
68	5.39	5.13	4.45	4.83	4.69	4.19
69	5.60	5.29	4.57	5.00	4.84	4.30
70	5.82	5.45	4.70	5.19	5.00	4.43
71	6.05	5.62	4.82	5.39	5.17	4.55
72	6.30	5.79	4.96	5.61	5.34	4.68
73	6.57	5.96	5.11	5.85	5.52	4.82
74	6.85	6.14	5.25	6.11	5.71	4.98
75	7.15	6.32	5.41	6.39	5.91	5.13
76	7.47	6.51	5.59	6.69	6.11	5.30
77	7.82	6.69	5.75	7.01	6.31	5.47
78	8.19	6.87	5.93	7.36	6.52	5.66
79	8.59	7.05	6.14	7.74	6.73	5.85
80	9.01	7.22	6.34	8.16	6.93	6.04
81	9.47	7.39	6.55	8.60	7.13	6.29
82	9.95	7.56	6.77	9.09	7.33	6.50
83	10.47	7.71	7.00	9.61	7.52	6.76
84	11.02	7.86	7.25	10.18	7.69	7.00
85+	11.61	8.00	7.52	10.79	7.86	7.26
+ Higher ages the same

National Life Insurance Company

One National Life Drive Montpelier, Vermont 05604 (802) 229 -3333

8566(1008)

OPTION 4 -
PAYMENTS OF A
STATED AMOUNT

Equal monthly payments of a stated amount shall be made until the proceeds, with interest at 1.50% per year on the unpaid balance, are used up. The first payment shall be made on the Option Effective Date. The amount chosen must be at least $10 per month for each
$1,000 of proceeds placed under this option. We may add more interest to the unpaid balance in any year, which will extend the number of payments. The last payment will be for the balance only.

OPTION 5 - LIFE
ANNUITY

Equal monthly payments shall be made in the same manner as Option 3 except:

1. the amount of each payment shall be based on Our current settlement rates on the
Option Effective Date; and
2. no additional interest shall be paid.

OPTION 6 - JOINT
AND TWO-THIRDS
ANNUITY

Equal monthly payments shall be made while two chosen human beings are both living.
Upon the death of either, two-thirds of the amount of such payments shall continue during the life of the survivor. The first payment shall be made on the Option Effective Date. The amount of each monthly payment depends on the ages and sexes of the chosen human beings on the Option Effective Date. We may require proof to our satisfaction of their ages. We may require like proof that any chosen human being is alive on the date any payment conditioned on the life of such human being is due. The initial amount of each monthly payment is shown in the table. We will quote the amount of monthly payments for any other age combination on request. The monthly payments are based on an interest rate of 1.50%
per year. No additional interest shall be paid.

National Life Insurance Company One National Life Drive Montpelier,
Vermont 05604 (802) 229-3333 Page 31

8566(1008)

Option 6 Table
Monthly Payments for Each $1,000 of Proceeds

(Amounts shown are for the age nearest birthday on the Option Effective Date)

Age	One Male	Ages	One Male
s of	and One	of	and One
Both	Female	Both	Female
50	$2.97	68	$4.72
51	3.03	69	4.89
52	3.09	70	5.06
53	3.16	71	5.25
54	3.22	72	5.46
55	3.29	73	5.68
56	3.37	74	5.91
57	3.45	75	6.16
58	3.53	76	6.43
59	3.62	77	6.72
60	3.72	78	7.04
61	3.82	79	7.37
62	3.92	80	7.74
63	4.04	81	8.12
64	4.16	82	8.54
65	4.28	83	8.99
66	4.42	84	9.48
67	4.57	85+	9.99

	+ Higher ages the same

OPTION 7 - 50%
SURVIVOR
ANNUITY

Equal monthly payments shall be made during the life of the chosen primary human being. Upon the death of the chosen primary human being, 50% of the amount of such payments shall continue during the life of the chosen secondary human being. The first payment shall be made on the Option Effective Date. The amount of each monthly payment depends on the ages and sexes of the chosen human beings the Option Effective Date. We on may require proof to Our satisfaction of their ages. We may require like proof that any chosen human being is alive on the date any payment conditioned on the life of such human being is due. The initial amount of each monthly a payment is shown in the table. We will quote the amount of monthly payments for any other g age combination on request. The monthly payments are based on an interest rate of 1.50% per year. No additional interest shall be paid.

National Life Insurance Company
One National Life Drive Montpelier, Vermont 05604 (802) 229-3333
8566(1008)	Page 32

		Option 7 Table
	Monthly Payments for Each $1,000 of Proceeds

	(Amounts shown are for the age nearest birthday on the Option Effective Date)

	Male	Female		Male	Female
Ages	Primary	Primary	Ages	Primary	Primary
of	Female	Male	of	Female	Male
Both	Secondary	Secondary	Both	Secondary	Secondary
50	$2.96	$2.85	68	$4.67	$4.44
51	3.01	2.90	69	4.83	4.60
52	3.07	2.96	70	5.00	4.76
53	3.14	3.02	71	5.19	4.93
54	3.20	3.08	72	5.38	5.12
55	3.27	3.15	73	5.59	5.32
56	3.35	3.22	74	5.82	5.53
57	3.43	3.29	75	6.06	5.77
58	3.51	3.37	76	6.31	6.01
59	3.60	3.45	77	6.59	6.28
60	3.69	3.53	78	6.88	6.57
61	3.79	3.62	79	7.20	6.89
62	3.89	3.72	80	7.54	7.22
63	4.00	3.82	81	7.90	7.59
64	4.12	3.93	82	8.29	7.98
65	4.24	4.05	83	8.71	8.40
66	4.38	4.17	84	9.16	8.86
67	4.52	4.30	85+	9.64	9.34

		+ Higher ages the same

National Life Insurance Company One National Life Drive Montpelier,
Vermont 05604 (802) 229-3333 Page 33

8566(1008)

NATIONAL LIFE IS A DYNAMIC AND GROWING

FAMILY OF INSURANCE AND FINANCIAL

SERVICE COMPANIES OFFERING A

COMPREHENSIVE RANGE OF LIFE INSURANCE,

ASSET ACCUMULATION AND RETIREMENT

PLANNING PRODUCTS. OUR FLAGSHIP,

NATIONAL LIFE INSURANCE COMPANY, HAS BEEN

SERVING CUSTOMERS WITH VALUE AND INTEGRITY

SINCE 1850, AND IS LICENSED IN ALL 50 STATES AND

THE DISTRICT OF COLUMBIA.

Flexible Premium Adjustable Benefit Life Insurance. Unisex Version. Flexible premiums may be paid until the death of the Insured. The adjustable Death Benefit is payable upon the death of the Insured. This policy is non-
participating.

The Owner is a member of National Life Holding Company while this contract is in force. The annual meetings of the Company are held at its Home Office in Montpelier, Vermont, on the second Friday in May in each year at
9 o'clock A.M.

NATIONAL LIFE INSURANCE COMPANY

HOME OF FICE: ONE N ATIONAL LIFE DRIVE MONTPELIER,
VERMONT 05604 TELEPHONE: 802-229-3333 WWW. NATIONALLIFE.COM